CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial High-lights," "Independent Auditors," and "Financial Statements" in each Prospectus and "Independent Auditors" in each Statement of Additional Information included in Post-Effective Amendment No. 38 to the Registration Statement (Form N-1A, No. 33-23512) of The GCG Trust.

We also consent to the incorporation by reference of our reports dated February 20, 1998 for The GCG Trust and for the Fund For Life Series of The GCG Trust on the financial statements included in the 1997 Annual Report for The GCG Trust and in the 1997 Annual Financial Statements for the Fund For Life Series of The GCG Trust, respectively.


                                              /s/ERNST & YOUNG LLP
                                                 ERNST & YOUNG LLP
Boston, Massachusetts
April 24, 1998